Exhibit 10.11

NATURAL GAS SERVICES GROUP, INC.
404 Veterans Airpark Lane
Suite 300
Midland, TX 79705

September 19, 2023

Mr. Jim Hazlett
2208 SCR 1084-1/2
Midland TX 79706

Re: Retention Agreement

Dear Jim:

Late last year, you communicated that you were considering retirement relatively soon. Recognizing your value to the Company and the need for your continued presence to help support a succession plan for your position, in February 2023, we outlined new compensation terms, including (1) revised compensation package for 2023 and (2) a retention bonus, to assure your presence through at least March 31, 2024 (the "Minimum Service Date" or "MSD"). The purpose of this letter is to finalize and memorialize our understanding regarding your employment and potential retirement plans.

1. **Service.** You and the Company agree that you will continue to serve as a full-time employee of the Company in your current role, or role of similar scope and level of responsibility, from and after the date of this letter and that it is currently your intent to continue in that role or equivalent role at least through the Minimum Service Date.

2. **2023 Compensation Package.**

   a. **Base Salary.** Effective January 1, 2023 you will receive a base salary at an annual rate of $260,000, which will be paid, less applicable withholdings, in accordance with the Company's normal payroll procedures.

   b. **Annual Bonus**. In addition, for calendar year 2023, you will be eligible to receive a cash bonus ("STIP Bonus") under the terms of the Company's Short Term Incentive Plan ("STIP") as established by the Compensation Committee of the Company's Board of Directors, which will be paid, less applicable withholdings, in accordance with the Company's normal payroll procedures. The amount of your STIP Bonus at "Target" (as used in the STIP) shall be 75% of your base salary. For clarity, for 2023, the amount of the bonus at Target is $195,000. If you resign prior to the MSD, you will not be eligible for any STIP bonus. The determination of the bonus, timing of payment, and other terms shall be subject to STIP. The Company reserves the right to modify the bonus plan in which you participate and the terms of any Company

bonus plan from time to time.

c. **LTI - Equity.** For 2023, you will be eligible for an equity award ("LTI Award") in the form of Restricted Stock Units ("RSUs"), pursuant to the Company's 2019 Equity Incentive Plan, as amended (the "Equity Plan') with a maximum award based on a value of $390,000 (150% of your base salary) divided by the closing sale price of one share of the Company's common stock as reported on the New York Stock Exchange ("NYSE") on the award date. The basis of the award will be the same as that of other executive officers. The LTI Award will be granted at the same time that LTI awards for 2023 are granted to other executive officers and employees, but in no event later than March 31, 2024. The LTI Award shall be evidenced by an Award Agreement in accordance with the Company's standard practice and the Equity Plan and will contain the same conditions of vesting applicable to the Company's other executive officers.

3. **Additional Compensation; Cash Retention Bonus.** In addition, in exchange for your agreement to remain employed by the Company through at least the MSD, the Company shall pay you a one-time cash retention award in the amount of $150,000 ("Retention Bonus"), which will be paid at the next regular payroll after the MSD. Should you voluntarily resign from the Company prior to the MSD or be terminated for Cause (as defined in the Equity Plan defined below) the Company shall not be obligated to pay the Retention Bonus.

4. **Employment Beyond Minimum Service Date.** If you and the Company elect to continue your employment beyond the Minimum Service Date, you shall continue to receive your then-current base salary and any additional terms will be as established by the Company, subject to negotiation.

5. **Termination Without Cause.** For the avoidance of doubt, you and the Company acknowledge that your employment is and shall continue to be at-will, as defined under applicable law. As your employment remains at-will, the Company may terminate your employment at any time, with or without cause. Notwithstanding the forgoing, in the event of a termination of your employment by the Company without Cause (as defined under the Equity Plan), you will be eligible to receive (1) Base Salary through date of separation; (2) any STIP Bonus earned for 2023 (as determined and paid in March, 2024) prorated based on the number of days employed in 2023; and (3) a prorated portion of the Retention Bonus calculated though date of separation.

6. **Confidentiality.** You recognize and acknowledge that certain assets of the Company constitute Confidential Information. The term "Confidential Information" as used in this letter agreement shall mean all information which is known only to you or the Company, other employees or others in a confidential relationship with the Company (including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, manufacturing, assemblage and technical processes, and trade secrets), as such information may exist from time to time, which you acquired or obtained by virtue of work performed for the Company, or which you may acquire or may have acquired knowledge of during the performance of said work. You agree

that at all times during your employment and thereafter (including periods after the term of this letter agreement), you will keep and maintain all Confidential Information and all of the affairs of the Company confidential, and will not, except (1) as necessary for the performance of your responsibilities in connection with your employment with the Company or (2) as required by judicial process and after five business days prior notice to the Company unless required earlier by a court order or a legal requirement, disclose to any person for any reason or purpose whatsoever, directly or indirectly, all or any part of the Confidential Information of the Company. You are not bound by the restrictions in this paragraph with respect to any information that becomes public other than as a consequence of the breach by you of your confidentiality obligations hereunder or is disclosed without an obligation of confidentiality. The provisions of this Confidentiality provision shall survive termination of this letter agreement.

7. **Proprietary Rights.** You acknowledge and agree that all writings, works of authorship, technology, inventions, discoveries, ideas, and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by you individually or jointly with others during the period of your employment by the Company and relating in any way to the business of the Company and all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof (collectively, "Work Product"), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents, and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof (collectively, "Intellectual Property Rights"), shall be the sole and exclusive property of the Company. For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, know-how, computer applications, databases, manuals, reports, graphics, drawings, market studies, product plans and designs, models, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes and results, specifications, customer information and lists, manufacturing and assemblage, marketing information, and sales information. The provisions of this proprietary rights provision shall survive termination of this letter agreement.

8. **Entire Agreement.** This letter agreement represents the entire agreement and understanding between the Company and you concerning your retention arrangement with the Company and supersedes and replaces any and all prior agreements and understandings with respect to your retention arrangement with the Company. This Agreement may only be amended in a writing signed by you and the and a duly authorized officer or other representative of the Company

9. **Section 409A**. It is intended that this letter agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the final regulations and official guidance thereunder ("Section 409A"), including without limitation the "short-term deferral" and/or "specified payment date" exemptions under Section 409A, and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and

benefit to be paid or provided under this letter agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and you will work together in good faith to consider either (i) amendments to this letter agreement, or (ii) revisions to this letter agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to you under Section 409A.

10. **Governing Law.** This letter agreement shall be governed by the laws of the State of Texas without regard to choice-of-law provisions. You consent to personal and exclusive jurisdiction and venue in Midland County. Texas.

Please indicate your agreement by signing below and returning a copy.

Sincerely,

Stephen C. Taylor
Interim Chief Executive Officer

AGREED AND ACCEPTED:

James Hazlett

Date: 10-2-2023